Exhibit 99.1

ROI Acquisition Corp. II Announces Termination of Merger Agreement with Ascend Holdings and Redemption of Publicly-Held Common Stock

NEW YORK, Nov 4, 2015 /PRNewswire/ -- ROI Acquisition Corp. II (NASDAQ: ROIQ; ROIQW; ROIQU) (the "Company") announced today that it has terminated the merger agreement with Ascend Telecom Holdings Limited as of November 2, 2015. As previously announced, the Company plans to redeem all of its public shares for a per share amount of approximately $10.00 per share. The public shares ceased trading as of the open of business on October 26, 2015, in order to allow time for the settlement of trades. As of the close of business on October 30, 2015, the Public Shares were deemed cancelled and represent only the right to receive the redemption amount. The redemption amount will be payable to the holders of record of the public shares (including the public shares included in the Company’s units) upon presentation of their stock or unit certificates or other delivery of their shares or units. Beneficial owners of public shares held in “street name,” however, will not need to take any action in order to receive the redemption amount.

There will be no redemption rights with respect to the Company’s warrants. The Company’s initial shareholders have waived their redemption rights with respect to their founder shares issued prior to the Company’s initial public offering.

Forward Looking Statements

This press release may include "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement.

SOURCE: ROI Acquisition Corp. II